Exhibit 2

Execution Version

COMMON STOCK PURCHASE AGREEMENT

This COMMON STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of June 13, 2023 (the “Effective Date”), is entered into by and between NextDecade Corporation, a Delaware corporation (“NextDecade” or the “Company”), and Global LNG North America Corp., a Delaware corporation (the “Purchaser”). NextDecade and the Purchaser are referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, the Purchaser has indicated its interest to the Company in participating in three separate private placements (each, a “Common Stock Equity Offering”) by the Company of shares of Common Stock (as defined herein); and

WHEREAS, the Company desires to sell to the Purchaser, and the Purchaser desires to purchase from the Company, Common Stock in each Common Stock Equity Offering as more fully set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Section 1.                DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings:

“Affected Party” has the meaning assigned to it in Section 10.18(e) hereto.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Agreement” has the meaning assigned to it in the preamble hereto; it includes the Exhibits and Schedules hereto.

“Anti-Corruption Laws and Obligations” means (a) for all the Parties, the Government Rules governing the activities of the Parties, the Company, and the Transaction Documents and the Integrated Transaction Documents which prohibit bribery and corruption, as well as where applicable, the principles described in the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed in Paris, France on December 17, 1997, which entered into force on February 15, 1999, and such convention’s commentaries, and/or (b) for each such Party, the Government Rules prohibiting bribery and corruption in the jurisdiction or jurisdictions in which (i) it is formed, incorporated or registered, and/or (ii) it carries out most of its business activities, and/or (iii) it is listed on a stock market, and/or (iv) the parent company of such Party is formed, incorporated or registered, carries out most of its business activities, and is listed on a stock market.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York and Paris.

“Charter Documents” means, collectively, the certificate of incorporation, articles of incorporation, bylaws, certificate of designations or board resolutions establishing the terms of any security, certificate of formation, operating agreement, limited liability company agreement and similar formation or organizational documents of any entity.

“Closings” has the meaning assigned to it in Section 2.3 hereto.

“Closing Date” has the meaning assigned to it in Section 2.3 hereto.

“Code” means the Internal Revenue Code of 1986.

“Common Stock” means the common stock of the Company, $0.0001 par value.

“Common Stock Equity Offering” has the meaning assigned to it in the Recitals hereto.

“Company” has the meaning assigned to it in the preamble hereto.

“Company Benefit Plan” means each (i) “employee benefit plan” within the meaning of Section 3(3) of ERISA, (ii) other benefit and compensation plan, contract, policy, program, practice, arrangement or agreement, including, but not limited to, pension, profit-sharing, savings, termination, executive compensation, phantom stock, change-in-control, retention, salary continuation, vacation, sick leave, disability, death benefit, insurance, hospitalization, medical, dental, life (including all individual life insurance policies as to which the Company or its Subsidiaries are the owners, the beneficiaries, or both), employee loan, educational assistance, fringe benefit, deferred compensation, retirement or post-retirement, severance, equity or equity-based, incentive and bonus plan, contract, policy, program, practice, arrangement or agreement, and (iii) other employment, consulting or other individual agreement, plan, practice, policy, contract, program, and arrangement, in each case, (x) which is sponsored or maintained by the Company or any of its ERISA Affiliates in respect of any current or former employees, directors, independent contractors, consultants or leased employees of the Company or any of its Subsidiaries or (y) with respect to which the Company or any of its Subsidiaries has any actual or potential liability.

“Company IRS Form” has the meaning assigned to it in Section 2.4(i) hereto.

“Competition Laws” means the antitrust or competition laws in effect and applicable with respect to the transactions contemplated by the Transaction Documents, including in the European Union and the United States of America.

“Control” (including the terms “control”, “controlling”, “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs, policies or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

“Conversion Completion Date” means the Business Day following the later of (i) conversion of all shares of the Company’s outstanding preferred stock into Common Stock in accordance with the terms thereof and (ii) the FID Event.

“Dispute” has the meaning assigned to it in Section 10.13(a) hereto.

“Dispute Notice” has the meaning assigned to it in Section 10.13(a) hereto.

“Effective Date” has the meaning assigned to it in the preamble hereto.

“Encumbrance” means any security interest, pledge, mortgage, lien, claim, option, charge, restriction or encumbrance.

“Environmental Claim” means any claim, action, cause of action, suit, proceeding, investigation, Order, demand or notice by any Person alleging liability (including liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys’ fees, consultants’ fees, fines or penalties) arising out of, based on, resulting from or relating to (a) the presence or Release of, or exposure to, any Hazardous Materials; (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law; or (c) any other matters covered or regulated by, or for which liability is imposed under, Environmental Laws.

“Environmental Laws” means all applicable Laws relating to pollution, the protection, restoration or remediation of or prevention of harm to the environment or natural resources (including plant and animal species), or the protection of human health and safety, including Laws relating to: (i) the exposure to, or Releases or threatened Releases of, Hazardous Materials; (ii) the generation, manufacture, processing, distribution, use, treatment, containment, disposal, storage, transport or handling of Hazardous Materials; or (iii) recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person (whether or not incorporated) that together with the Company or any of its Subsidiaries is treated as a single employer within the meaning of Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder, or any successor statute.

“FID Event” means (i) the issuance of the notice to proceed in accordance with the engineering, procurement and construction contract for the Terminal with all conditions precedent thereunder for the issuance of such notice to proceed having been satisfied, and (ii) the procurement of all necessary debt or equity financing arrangements to engineer, procure and construct the Terminal under said agreement, with all conditions precedent thereunder for initial draw of funds having been satisfied.

“First Closing” has the meaning assigned to it in Section 2.3 hereto.

“First Closing Date” has the meaning assigned to it in Section 2.3 hereto.

“First Purchase Price” has the meaning assigned to it in Section 2.2 hereto.

“Fundamental Representations” means (i) with respect to the Company, those representations and warranties of the Company set forth in Sections 5.2 (Organization and Qualification; Subsidiaries), 5.3 (Authorization; Enforcement; Validity), 5.4 (No Conflicts), 5.5 (Consents and Approvals), 5.6 (Capitalization) and 5.7 (Valid Issuance), and (ii) with respect to the Purchaser, those representations and warranties of the Purchaser set forth in Sections 6.1 (Organization and Qualification), 6.2 (Authorization; Enforcement; Validity), 6.3 (No Conflicts) and 6.4 (Consents and Approvals).

“Good Standing Certificate” has the meaning assigned to it in Section 2.4(d) hereto.

“Governmental Authority” means any federal, national, supranational, tribal, foreign, state, provincial, local, county, municipal or other government, any political subdivision of the foregoing, any governmental, regulatory or administrative authority, agency, department, bureau, board, commission or official or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority, or any court, tribunal, judicial or arbitral body, or any Self-Regulatory Organization.

“Government Rule” means any statute, law, regulation, ordinance, rule, judgment, order, decree, permit, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision or determination by or any binding interpretation or administration of any of the foregoing, in each case, having the force of law by, any Governmental Authority, which is applicable to any Person, whether now or hereafter in effective.

“Hazardous Materials” means: (a) any hazardous materials, hazardous wastes, hazardous substances, toxic wastes, solid wastes, and toxic substances as those or similar terms are defined under any Environmental Laws; (b) any asbestos or asbestos containing material; (c) polychlorinated biphenyls (“PCBs”), or PCB containing materials or fluids; (d) radon; (e) any petroleum, petroleum hydrocarbons, petroleum products, crude oil and any fractions or derivatives thereof; (f) per- and polyfluoroalkyl substances and other emerging contaminants, and (g) any other substance, material, chemical, waste, pollutant, or contaminant that, whether by its nature or its use, or exposure to is subject to regulation or could give rise to liability under any Laws relating to pollution, waste, human health and safety, or the environment.

“ICC Arbitration Rules” has the meaning assigned to it in Section 10.13(b) hereto.

“Indemnified Party” means the Purchaser, its Affiliates, and each of their respective directors, managers, portfolio managers, investment advisors, officers, principals, partners, members, equity holders (regardless of whether such interests are held directly or indirectly), trustees, controlling persons, predecessors, successors and assigns, Subsidiaries, employees, agents, advisors, attorneys and representatives.

“Insolvency Event” means, with respect to any Person, the occurrence of any of the following:

(a)            such Person shall (A) (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, Sections 101 et. seq. (the “Bankruptcy Code”) or any other federal, state or foreign bankruptcy, insolvency, liquidation or similar Law, (ii) consent to the institution of, or fail to contravene in a timely and appropriate manner, any such proceeding or the filing of any such petition, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator or similar official for such Person or for a substantial part of its property or assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing or (B) such Person shall become unable, admit in writing its inability or fail generally to pay its debts as they become due; or

(b)            an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (A) relief in respect of such Person or of a substantial part of the property or assets of such Person, under the Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, receivership or similar Law, (B) the appointment of a receiver, trustee, custodian, sequestrator or similar official for such Person or for a substantial part of the property of such Person or (C) the winding-up or liquidation of such Person; and such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall have been entered.

“Integrated Transaction Documents” means (i) that certain Liquefied Natural Gas Sale and Purchase Agreement, by and between Rio Grande LNG, LLC and TotalEnergies Gas & Power North America, Inc. and (ii) that certain Subscription Agreement, to be entered into by and among Purchaser, the Company, NextDecade LNG, LLC, Rio Grande LNG Intermediate Super Holdings LLC and Rio Grande LNG Intermediate Holdings, LLC in connection with the FID Event.

“Intellectual Property” means the following intellectual property rights, both statutory and common law rights, if applicable: (a) copyrights and registrations and applications for registration thereof, (b) trademarks, service marks, trade names, slogans, domain names, logos, trade dress, and registrations and applications for registrations thereof, (c) patents, as well as any reissued and reexamined patents and extensions thereto, and any patent applications, continuations, continuations in part and divisional applications and patents issuing therefrom, and (d) trade secrets and confidential information, including ideas, designs, concepts, compilations of information, methods, techniques, procedures, processes and other know-how, whether or not patentable.

“Investment Company Act” has the meaning assigned to it in Section 5.21 hereto.

“Knowledge” means with respect to the Company, the actual knowledge after due inquiry of the persons set forth on Schedule 1.1(a).

“Law” means any applicable federal, national, supranational, foreign, state, provincial, local, county, municipal or similar statute, law, common law, guideline, policy, ordinance, regulation, rule, code, constitution, treaty, requirement, judgment or judicial or administrative doctrines enacted, promulgated, issued, enforced or entered by any Governmental Authority, including any applicable Competition Laws.

“Material Adverse Effect” means any effect, change, event, occurrence, development, or state of facts that, individually or in the aggregate with all other such effects, changes, events, occurrences, developments, or states of fact, (A) has had, or would reasonably be expected to have, a material adverse effect on the business, assets, liabilities, condition (financial or otherwise), or results of operations of the Company and its Subsidiaries, taken as a whole, or (B) would, or would reasonably be expected to, prevent or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement, but expressly excluding in the case of the foregoing clause (A) any such effect, change, event, occurrence, development, or state of facts, either alone or in combination, to the extent arising out of or resulting from:

(a)            the execution or delivery of this Agreement, the consummation of the transactions contemplated by this Agreement or the public announcement or other publicity with respect to any of the foregoing; provided, however, that the exception set forth in this clause (a) shall not apply to the representations and warranties of Section 5.4 or to the representations and warranties set forth in Section 5.5;

(b)            general economic conditions (or changes in such conditions) in the United States or conditions in the global economy generally that do not affect the Company and its Subsidiaries, taken as a whole, disproportionately as compared to other similarly situated participants in the liquefied natural gas export industry (in which case only such disproportionate impact shall be considered);

(c)            any acts of terrorism, sabotage, war, the outbreak or escalation of hostilities, weather conditions, change in geopolitical conditions, public health event, pandemic (including COVID-19), epidemic, disease outbreak or other force majeure events, in each case, including any worsening thereof that do not affect the Company and its Subsidiaries, taken as a whole, disproportionately as compared to other similarly situated participants in the liquefied natural gas export industry (in which case only such disproportionate impact shall be considered);

(d)            changes in the trading price or trading volume of the Common Stock;

(e)            conditions (or changes in such conditions) generally affecting the liquefied natural gas export industry that do not affect the Company and its Subsidiaries, taken as a whole, disproportionately as compared to other similarly situated participants in the liquefied natural gas export industry (in which case only such disproportionate impact shall be considered);

(f)             conditions (or changes in such conditions) in the financial markets, credit markets or capital markets in the United States or any other country or region, including (i) changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries or (ii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally (other than a suspension of the trading of the Company’s Common Stock, which constitutes a Material Adverse Effect, provided such suspension is not part of a broader suspension of securities) on any securities exchange or over-the-counter market operating in the United States or any other country or region in each case, that do not affect the Company as a whole disproportionately as compared to other similarly situated participants in the liquefied natural gas export industry (in which case only such disproportionate impact shall be considered); or

(g)            any changes in any Laws or any accounting regulations or principles that do not affect the Company, taken as a whole, disproportionately as compared to other similarly situated participants in the liquefied natural gas export industry (in which case only such disproportionate impact shall be considered).

Notwithstanding any provision of the preceding sentence to the contrary, (i) the occurrence of an Insolvency Event in respect of the Company or any Subsidiary of the Company shall be deemed to constitute a Material Adverse Effect and (ii) any material breach of any Voting Agreement by any party thereto shall be deemed to constitute a Material Adverse Effect.

“Material Contracts” means all “material contracts” of the Company within the meaning of Item 601 of Regulation S-K of the SEC.

“NASDAQ” means The Nasdaq Stock Market LLC.

“NextDecade” has the meaning assigned to it in the preamble hereto.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Officer’s Certificate” has the meaning assigned to it in Section 2.4(j) hereto.

“Opinion” has the meaning assigned to it in Section 2.4(f) hereto.

“Order” means any order, writ, judgment, injunction, decree, ruling, directive, stipulation, determination or award made, issued or entered by or with any Governmental Authority, whether preliminary, interlocutory or final.

“Party” or “Parties” has the meaning assigned to it in the preamble hereto.

“Permits” means all permits, consents, approvals, registrations, licenses, authorizations, qualifications and filings with and under all federal, state, local or foreign Laws and Governmental Authorities.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, joint venture, trust, Governmental Authority, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Proxy Statement” has the meaning assigned to it in Section 8.5 hereto.

“Public Official” means (a) an elected or appointed official, and/or (b) any Person employed or used as an agent of any Governmental Authority or any company in which a Governmental Authority owns, directly or indirectly, a majority or other Controlling interest, and/or (c) an official of a political party, and/or (d) a candidate for public office, and/or (e) any official, employee or agent of any public international organization.

“Purchase Price” has the meaning assigned to it in Section 2.2 hereto.

“Purchaser” has the meaning assigned to it in the preamble hereto.

“Purchaser Material Adverse Effect” means any event, circumstance, development, change or effect that, individually or in the aggregate, does or would reasonably be expected to prevent, materially delay or materially impair the ability of the Purchaser to consummate the transactions contemplated hereby.

“Purchaser Rights Agreement” means the Purchaser Rights Agreement, in substantially the form attached hereto as Exhibit B.

“Registration Rights Agreement” means the Registration Rights Agreement, in substantially the form attached hereto as Exhibit A.

“Release” means any release, spill, emission, discharge, leaking, pouring, dumping, emptying, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including soil, sediment, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“Sanctions Authority” means the United Nations Security Council and any Governmental Authority of the United States of America, the European Union, the Republic of France or the United Kingdom charged with the enactment, administration, implementation and enforcement of Sanctions.

“Sanctioned Person” means any Person that is the target of Sanctions, including, (a) any Person listed in any Sanctions related list of designated Persons maintained by OFAC or the U.S. Department of State, by the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom, (b) any Person located, organized or ordinarily resident in a Sanctioned Territory, or (c) any Person directly or indirectly owned or controlled by any such Person or Persons described in the foregoing clauses (a) and (b).

“Sanctioned Territory” means a country or territory that is the subject or target of comprehensive Sanctions, currently Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine and the so-called Donetsk People’s Republic or so-called Luhansk People’s Republic.

“Sanctions” means economic, financial or trade sanctions Government Rules, including any embargoes or other restrictive measures enacted, imposed, administered, implemented or enforced from time to time by any Sanctions Authority.

“SEC” has the meaning assigned to it in Section 5.8(a) hereto.

“Second Closing” has the meaning assigned to it in Section 2.3 hereto.

“Second Closing Date” has the meaning assigned to it in Section 2.3 hereto.

“Second Purchase Price” has the meaning assigned to it in Section 2.2 hereto.

“SEC Reports” has the meaning assigned to it in Section 5.8(a) hereto.

“Secretary’s Certificate” has the meaning assigned to it in Section 2.4(e) hereto.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder, or any successor statute.

“Self-Regulatory Organization” means any securities exchange, futures exchange, contract market, any other exchange or corporation or similar self-regulatory body or organization applicable to a Party to this Agreement, including, for the avoidance of doubt, the Financial Industry Regulatory Authority.

“Shares” means the shares of Common Stock to be issued and sold to Purchaser at one or more respective Closings.

“Stockholder Approval” has the meaning assigned to it in Section 4.1 hereto.

“Stockholder Approval Deadline” has the meaning assigned to it in Section 8.5 hereto.

“Stockholder Condition Date” means the date of a meeting of the Company’s stockholders at which the Stockholder Approval is received.

“Stockholder Meeting” has the meaning assigned to it in Section 8.5 hereto.

“Subsidiary” means, with respect to any Person, any other Person of which the first Person owns, directly or indirectly, securities or other ownership interests having voting power to elect a majority of the board of directors or other Persons performing similar functions for such Person (or, if there are no such voting interests, more than 50% of the equity interests allowing for effective control of the second Person).

“Survival Period” has the meaning assigned to it in Section 10.3 hereto.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means: any taxes, customs, duties, charges, fees, levies, penalties or other assessments, fees and other governmental charges imposed by any Governmental Authority, including income, profits, gross receipts, net proceeds, windfall profit, severance, property, personal property (tangible and intangible), production, sales, use, leasing or lease, license, excise, duty, franchise, capital stock, net worth, employment, occupation, payroll, withholding, social security (or similar), unemployment, disability, payroll, fuel, excess profits, occupational, premium, severance, estimated, alternative or add-on minimum, ad valorem, value added, turnover, transfer, stamp or environmental tax, or any other tax, custom, duty, fee, levy or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax, or additional amount attributable thereto.

“Tax Representations” means those representations and warranties of the Company set forth in Section 5.20 hereto.

“Tax Returns” means any return, report, statement, information return or other document (including any amendments thereto and any related or supporting information) filed or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or administration of any Taxes or the administration of any laws, regulations or administrative requirements relating to any Taxes.

“Terminal” means two or more liquefaction trains at the Rio Grande LNG terminal facility at the Port of Brownsville in southern Texas.

“Third Closing” has the meaning assigned to it in Section 2.3 hereto.

“Third Closing Date” has the meaning assigned to it in Section 2.3 hereto.

“Third Purchase Price” has the meaning assigned to it in Section 2.2 hereto.

“Transfer Agent” means Continental Stock Transfer & Trust Co. or any successor thereto, as transfer agent of the Company.

“Transaction Documents” means this Agreement, the Registration Rights Agreement, the Purchaser Rights Agreement and any other documents or exhibits related hereto or thereto or contemplated hereby or thereby.

“Treasury Regulations” means the regulations promulgated under the Code, by the United States Department of the Treasury, as such regulations may be amended from time to time. All references herein to specific sections of the regulations shall be deemed also to refer to any corresponding provisions of succeeding regulations, and any reference to temporary regulations shall be deemed also to refer to any corresponding provisions of final regulations.

“Voting Agreements” means the Voting Agreements, each substantially in the form attached as Exhibit C hereto, to be entered into by the Company and the holders of at least such percentage of the outstanding stock of the Company sufficient to approve the matters identified therein.

Section 2.                AGREEMENT TO SELL AND PURCHASE.

2.1           Sale and Purchase of Shares. Subject to the terms of this Agreement, the Company hereby agrees to issue and sell to the Purchaser, and the Purchaser hereby agrees to purchase from the Company, (i) 8,026,165 shares of Common Stock at the First Closing (as defined below), (ii) 22,072,103 shares of Common Stock at the Second Closing (as defined below) and (iii) a number of shares of Common Stock at the Third Closing (as defined below) that, when taken together with the shares of Common Stock issued and sold in the First Closing and the Second Closing, results in the Purchaser owning an aggregate 17.5% of the outstanding shares of Common Stock of the Company immediately after giving effect to, the Third Closing, rounded down to the nearest whole number of shares, in each case free and clear of all Encumbrances (except for any restriction on transfer under the Securities Act or applicable “blue sky” laws).

2.2           Purchase Price. The purchase price for the Common Stock to be purchased by the Purchaser in the First Closing shall be $4.9837 per share, resulting in an aggregate purchase price of $39,999,998.51 for the First Closing (the “First Purchase Price”). The purchase price for the Common Stock to be purchased by the Purchaser in the Second Closing shall be $4.9837 per share, resulting in an aggregate purchase price of $110,000,739.72 for the Second Closing (the “Second Purchase Price”). The purchase price for the Common Stock to be purchased by the Purchaser in the Third Closing shall be an aggregate amount equal $69,399,261.77 (the “Third Purchase Price”; and collectively with the First Purchase Price and the Second Purchase Price, the “Purchase Price”).

2.3           Closing. Subject to the terms of this Agreement, (i) the closing of the transactions contemplated by Section 2.1(i) (the “First Closing”) shall occur no later than the third Business Day following the date hereof, (ii) the closing of the transactions contemplated by Section 2.1(ii) (the “Second Closing”) shall occur no later than the third Business Day following the Conversion Completion Date, and (iii) the closing of the transactions contemplated by Section 2.1(iii) (the “Third Closing”; and each of the First Closing, Second Closing and Third Closing, a “Closing” and collectively, the “Closings”) shall occur no later than the third Business Day following the Stockholder Condition Date. The time and date of the First Closing is referred to herein as the “First Closing Date”; the time and date of the Second Closing is referred to herein as the “Second Closing Date”; the time and date of the Third Closing is referred to herein as the “Third Closing Date”; and each of the First Closing Date, the Second Closing Date, and the Third Closing Date is is referred to as a “Closing Date.” The Closings shall take place at the offices of NextDecade Corporation, 1000 Louisiana Street, Suite 3900, Houston, Texas 77002 or such other place as the Parties mutually agree. The Parties agree that the Closings may occur via delivery of facsimiles, email, .pdf attachments or photocopies of the applicable Transaction Documents. Unless otherwise provided herein, all proceedings to be taken and all documents to be executed and delivered by all Parties at the Closings will be deemed to have been taken and executed simultaneously, and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

2.4           Actions at the Closings. In connection with each respective Closing, the Purchaser and the Company (as applicable) shall take or cause to be taken the following actions:

(a)            Payment of the Purchase Price. At the applicable Closing, the Purchaser shall pay the respective Purchase Price for the applicable Shares to the Company by wire transfer of immediately available funds to the account specified by the Company to the Purchaser in writing.

(b)            Issuance of Common Stock. At the applicable Closing, the Company shall deliver to the Purchaser evidence of the applicable Shares issued in book-entry form with a notation in the Company’s stock transfer records, containing the restrictive legend set forth in Section 6.9, and duly authorized by all requisite corporate action on the part of the Company.

(c)            Transaction Documents. At the First Closing, the Purchaser and the Company shall have executed and delivered the Registration Rights Agreement and the Purchaser Rights Agreement.

(d)            Good Standing Certificate. At each Closing, the Company shall deliver to the Purchaser a certificate of the Secretary of State of the State of Delaware, dated as of such Closing Date, to the effect that the Company is in good standing (the “Good Standing Certificate”).

(e)            Company Secretary’s Certificate. At each Closing, the Company shall deliver to the Purchaser a certificate of the Secretary of the Company (the “Secretary’s Certificate”), dated the applicable Closing Date, certifying that attached thereto are (1) true and complete copies of the Company’s (x) certificate of incorporation (including all preferred stock Certificates of Designation) and (y) bylaws, (2) resolutions of the board of directors of the Company authorizing the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, (3) certifying that no changes have been made and no actions have been taken to implement any changes in respect of the preceding items (1) and (2), and (4) a schedule of the incumbent officers authorized to execute the Transaction Documents, setting forth the name and title and bearing the signatures of such officers.

(f)             Legal Opinion. At each Closing, the Purchaser shall have received a written opinion (the “Opinion”) of Latham & Watkins LLP to the Company, dated as of the respective Closing Date, substantially in the form attached to this Agreement as Exhibit D, executed by such legal counsel and addressed to the Purchaser.

(g)            Cross Receipt. At each Closing, the Purchaser and the Company shall deliver a cross receipt, dated the applicable Closing Date, executed by (1) the Company confirming that the Company has received the applicable Purchase Price and (2) the Purchaser confirming that the Purchaser has received the applicable shares of Common Stock as and in the manner contemplated by clause (b) above.

(h)            Form W-9 or W-8. At the First Closing, the Purchaser shall deliver a validly completed and executed Internal Revenue Service Form W-9 or applicable form W-8 to the Company.

(i)             Additional Documents. At each Closing, the Company shall have delivered to the Purchaser such other documents relating to the transactions contemplated by this Agreement as the Purchaser or its counsel may reasonably request, including, at least three (3) Business Days prior to the First Closing, an Internal Revenue Service Form W-9 of the Company, duly completed and executed by the Company by manual or facsimile signature (the “Company IRS Form”).

(j)             Company Officer’s Certificate. At each Closing, the Company shall deliver a certificate signed by the Chief Executive Officer of the Company (the “Officer’s Certificate”), dated as of the applicable Closing Date, in form and substance reasonably satisfactory to the Purchaser, certifying (i) that the conditions specified in Sections 3.1, 3.2, 3.5, 3.6, 3.7 and 3.8 have been fulfilled and (ii) as to the accuracy of the representations set forth in Section 5.6 hereof, made as of such Closing Date, with respect to updated Schedules 5.6(a), (b), (c) and (d), which updated Schedules shall be attached thereto.

(k)            Failure to Close. If the Second Closing does not occur within three (3) Business Days after the Conversion Completion Date or the Third Closing does not occur within three (3) Business Days after the Stockholder Condition Date, and, in either case, when Purchaser shall have paid into the bank account referenced in Section 2.4(a) above on or prior to such date the respective Purchase Price for the applicable Shares, then the Company shall promptly (but not later than one (1) Business Day thereafter) return to the Purchaser such purchase price by wire transfer of immediately available funds to the account specified by the Purchaser, and any book entries for the applicable Shares shall be deemed repurchased and cancelled; provided that, unless this Agreement has been terminated pursuant to Section 7 hereof, such return of funds shall not terminate this Agreement.

2.5           Transfer Taxes and Expenses. At each Closing, the applicable Shares will be delivered with any and all transfer agent fees and any and all issue, stamp, transfer or similar Taxes or duties payable in connection with such delivery duly paid by the Company.

Section 3.               PURCHASER CLOSING CONDITIONS. The Purchaser’s obligation to purchase the applicable Shares at each respective Closing is subject to the fulfillment or (to the extent permitted by applicable law) written waiver by the Purchaser, on or prior to the respective Closing Date (unless otherwise provided herein), of each of the following conditions:

3.1           Representations and Warranties. The representation and warranties made by the Company in Section 5 hereof shall be true and correct in all material respects and, in the case of Fundamental Representations, in all but de minimis respects, (or, in each case, to the extent such representations or warranties are qualified by materiality or Material Adverse Effect, in all respects) when made and on the applicable Closing Date (unless made as of a specified date therein, which such representations and warranties shall be accurate in all material respects (or, to the extent such representation and warranties are qualified by materiality or Material Adverse Effect, in all respects) as of such date).

3.2           Covenants. The Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement and the other Transaction Documents to be performed, satisfied or complied with by the Company at or prior to each Closing.

3.3           Closing Deliverables. The Company shall have provided to the Purchaser the Good Standing Certificate, the Secretary’s Certificate, the Officer’s Certificate, the Opinion and the Company IRS Form (such Company IRS Form only being required for the First Closing), each duly completed and executed.

3.4           Transaction Documents. The Company and the Purchaser shall have executed and delivered the Registration Rights Agreement and the Purchaser Rights Agreement on or prior to the First Closing Date and the Company shall have executed and delivered this Agreement, and each of the foregoing documents shall be in force and effect.

3.5           Material Adverse Effect. At each respective Closing Date, no Material Adverse Effect has occurred.

3.6           Transfer Agent Matters. The Company shall have furnished all required materials to the Transfer Agent to reflect the issuance of the applicable Shares at the applicable Closing.

3.7           Listing. The Common Stock shall be listed on the NASDAQ and shall not have been suspended, as of the applicable Closing Date, by the SEC or NASDAQ from trading thereon nor shall suspension by the SEC or NASDAQ have been threatened, as of the applicable Closing Date, either (i) by the SEC or NASDAQ or (ii) by falling below the minimum listing maintenance requirements of NASDAQ (with a reasonable prospect of delisting occurring after giving effect to all applicable notice, appeal, compliance and hearing periods); and the Company shall have filed with NASDAQ prior to the First Closing Date a Notification Form: Listing of Additional Shares for the listing of the Shares and shall have received no comments from NASDAQ objecting to the transactions contemplated herein.

3.8           Legality. The purchase of and payment for the Shares by the Purchaser and the issuance and delivery of the Shares by the Company shall not be prohibited, enjoined, made illegal or otherwise restrained by any Law or governmental or court order, judgment, decree, writ, stipulation, determination, award, statute, rule or regulation, and no such prohibition, injunction or restraint, nor any proceeding seeking to impose such prohibition, injunction or restrain shall be pending or have been threatened to the Company in writing.

3.9           Other Agreements. On or prior to the Second Closing Date, the Company shall have delivered to the Purchaser fully executed copies of the Voting Agreements, which shall be in force and effect as of delivery to the Purchaser and at all times through the Third Closing Date, and the Company shall have taken all action contemplated by the Voting Agreements in accordance with the requirements thereof.

3.10         Integrated Transaction. In addition to the foregoing conditions in Sections 3.1 through 3.9, the Purchaser’s obligation to purchase the Shares in respect of the Second Closing is subject to the occurrence of the Conversion Completion Date.

Section 4.                MUTUAL CLOSING CONDITION TO THIRD CLOSING.

4.1            The Company’s obligation to issue and sell the Shares in respect of the Third Closing, and the Purchaser’s obligation to purchase the Shares in respect of the Third Closing, are each subject to receipt of the approval of the Company’s stockholders (“Stockholder Approval”) as is necessary under the rules and regulations of NASDAQ (including, without limitation, NASDAQ Rule 5635(d)) to permit the issuance of a number of shares of Common Stock to Purchaser in excess of 19.99% of the Company’s outstanding Common Stock as of the date of this Agreement.

Section 5.                REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to the Purchaser as of the date hereof and each Closing Date (except for representations and warranties that are made as of a specific date, which are made only as of such date), on behalf of itself and not any other Party, as follows:

5.1           Ineligible Issuer. The Company was not and is not an Ineligible Issuer (as defined in Rule 405 under the Securities Act), without taking account of any determination by the Commission pursuant to Rule 405 that it is not necessary that the Company be considered an Ineligible Issuer.

5.2           Organization and Qualification; Subsidiaries. The Company and each of its Subsidiaries has been duly organized and is validly existing and, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, is in good standing under the laws of its jurisdiction of organization, with the requisite power and authority to own its properties and conduct its business as currently conducted. There is no other jurisdiction, aside from the States of Delaware and Texas, in which the Company is required to be qualified and/or in good standing to do business, except where such failure to be so qualified or in good standing would not have a Material Adverse Effect, individually or in the aggregate.

5.3           Authorization; Enforcement; Validity. The Company has all necessary corporate power and authority to enter into the Transaction Documents and the Voting Agreements and to carry out its obligations thereunder, including the issuance to the Purchaser of the Shares pursuant to Section 2.1 of this Agreement. The execution and delivery by the Company of the Transaction Documents, the Voting Agreements and the performance by the Company of its obligations thereunder, have been duly authorized by all requisite action on the part of the Company, and no other action on the part of the Company or any of its Subsidiaries is necessary to authorize the execution and delivery by the Company of the Transaction Documents and the Voting Agreements or the consummation of the transactions contemplated by the Transaction Documents and the Voting Agreements. The Transaction Documents and the Voting Agreements have been duly executed and delivered by the Company, and assuming due authorization, execution and delivery by the other parties thereto, including the Purchaser, in the case of the Transaction Documents, respectively, the Transaction Documents and the Voting Agreements constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally and subject to general principles of equity.

5.4           No Conflicts. Assuming that all consents, approvals, authorizations and other actions described in Section 5.3 have been obtained, and except as may result from any facts or circumstances relating solely to the Purchaser, the execution, delivery and performance by the Company of the Transaction Documents and the Voting Agreements and the consummation of the transactions contemplated thereby do not and will not: (a) violate, conflict with or result in the breach of the Charter Documents of the Company or any of its Subsidiaries; (b) conflict with or violate any material Law or material Order applicable to the Company or any of its Subsidiaries, or any of its or their respective assets or properties; or (c) violate, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Company or any of its Subsidiaries is a party or to which any of their respective assets or properties are subject, or result in the creation of any Encumbrance on any of their respective assets or properties, except, in the case of clause (c), for any such conflict, violation, breach or default that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.5           Consents and Approvals. The execution, delivery and performance by the Company of the Transaction Documents and the Voting Agreements do not require any consent, approval, authorization or other Order of, action by, filing with or notification to, any Governmental Authority or any other Person under any of the terms, conditions or provisions of any Law or Order applicable to the Company or any of its Subsidiaries or by which any of its or their assets or properties may be bound, any contract or agreement to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries may be bound, other than (a) in the case of the Registration Rights Agreement, the Registration Statement contemplated thereby, (b) the filing of one or more Current Reports on Form 8-K, (c) the Stockholder Approval and (d) any consent, approval, authorization or other Order of, action by, filing with or notification to, any Governmental Authority or any other Person under any of the terms, conditions or provisions of any Law or Order applicable to the Company or any of its Subsidiaries that, if not made or obtained, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.6           Capitalization. As of the date of this Agreement:

(a)            the capitalization of the Company and each of its Subsidiaries is set forth in Schedule 5.6(a).

(b)            Except as set forth in Schedule 5.6(b), there are no outstanding options, warrants, “phantom” stock rights, claims, calls, puts, convertible or exchangeable securities, or other contracts or rights of any nature obligating the Company or any of its Subsidiaries to issue, return, redeem, repurchase, transfer, deliver or sell equity interests or other securities or ownership interests in the Company or any of its Subsidiaries, and no Person is entitled to any preemptive or similar right with respect to the issuance of securities or other equity interests in the Company or any of its Subsidiaries.

(c)            Except as set forth in Schedule 5.6(c), (x) to the Knowledge of the Company, there are no voting agreements, voting trusts, stockholder agreements, proxies or other similar agreements or understandings with respect to the equity interests of the Company or any of its Subsidiaries or that restrict or grant any right, preference or privilege with respect to the transfer of such equity interests, and (y) there are no contracts to declare, make or pay any dividends or distributions, whether current or accumulated, or due or payable, on the equity interests of the Company or any of its Subsidiaries.

(d)            Except as set forth in Schedule 5.6(d), the Company has no authorized or outstanding class of equity securities ranking as to dividends, redemption or distribution of assets upon a liquidation senior to or pari passu with the Common Stock.

5.7           Valid Issuance.

(a)            Upon payment of the respective Purchase Price for the applicable Shares and the occurrence of each Closing, the Purchaser will be the owner, of record and beneficially, of such Shares, and such Shares will be duly and validly issued, fully paid, and non-assessable. The Purchaser shall have good and valid title to the applicable Shares purchased pursuant hereto, free and clear of any Encumbrances (except for any restriction on transfer under the Securities Act or applicable “blue sky” laws).

(b)            Assuming the accuracy of the Purchaser’s representations and warranties set forth herein, the offer, sale and issuance of such Common Stock as contemplated hereby are exempt from the registration and qualification requirements of the Securities Act, and will be issued in compliance with all applicable federal and state securities and blue sky laws. Neither the Company, nor any of its Subsidiaries, nor any Person acting on behalf of the Company or any of its Subsidiaries, has taken any action that would cause the loss of such exemption. Neither the Company nor, to the Company’s Knowledge, any of its Subsidiaries, any Person acting on behalf of the Company or any of its Subsidiaries, has offered or sold any of the Common Stock by any advertisement, article, notice or other communication regarding the Common Stock published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any public seminar or any other general solicitation or general advertisement.

5.8           SEC Reports; Financial Statements.

(a)            The Company has filed or furnished with the Securities and Exchange Commission (“SEC”) all forms, reports, schedules, proxy statements (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein and including all registration statements and prospectuses filed with the SEC, the “SEC Reports”) required to be filed or furnished by the Company under the Exchange Act or the Securities Act during the three years preceding the Closing Date. As of its date of filing or furnishing, each SEC Report complied in all material respects with the requirements of the Exchange Act and the Securities Act, as applicable, and none of such SEC Reports (including any audited or unaudited financial statements and any notes thereto or schedules included therein) contained when filed or furnished (except to the extent revised or superseded by a subsequent filing with the SEC that is publicly available prior to the Closing Date) any untrue statement of a material fact or omitted or omits to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of the Company, there are no outstanding or unresolved comments in comment letters from the staff of the Division of Corporation Finance of the SEC with respect to any of the SEC Reports as of the applicable Closing Date.

(b)            Each of the consolidated financial statements (including the notes thereto) included in the SEC Reports (i) complied as to form required by published rules and regulations of the SEC related thereto as of its date of filing with the SEC, (ii) complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (iii) was prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or otherwise permitted by the SEC on Form 10-Q or any successor form under the Exchange Act) and (iv) presents fairly in all material respects the consolidated financial position of Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended, subject (in the case of unaudited financial statements) to normal year-end adjustments and any other adjustments described therein or in the notes or schedules thereto or the absence of footnotes (none of which are material).

(c)            Since the date of the most recent financial statements of the Company included or incorporated by reference in the SEC Reports, (i) other than as contemplated under the Integrated Transaction Documents, including the schedules thereto, there has not been any change in the capital stock (other than the issuance of shares of Common Stock upon exercise of stock options and warrants described as outstanding in, and the grant of options and awards under existing equity incentive plans described in, the SEC Reports), short-term debt or long-term debt of the Company or its Subsidiaries, or any dividend or distribution of any kind declared (other than payment-in-kind dividends pursuant to the Company’s outstanding preferred stock), set aside for payment, paid or made by the Company on any class of capital stock, or any material adverse change, or any development that would reasonably be expected to result in a prospective material adverse change, in or affecting the business, properties, management, financial position, stockholders’ equity, results of operations or prospects of the Company and its Subsidiaries taken as a whole; and (ii) neither the Company nor its Subsidiaries has sustained any loss or interference with its business that is material to the Company and its Subsidiaries taken as a whole and that is either from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor disturbance or dispute or any action, order or decree of any court or arbitrator or governmental or regulatory authority, except in each case as otherwise disclosed in the SEC Reports.

5.9           Undisclosed Liabilities. Except as set forth in Schedule 5.9, and except for liabilities included or reserved for in the audited consolidated balance sheet of the Company or disclosed in the notes thereto included in the Company’s most recently filed Annual Report on Form 10-K, as of the applicable Closing Date, neither the Company nor any of its Subsidiaries has incurred liabilities, including contingent liabilities, or any other obligations of a nature required to be disclosed on a consolidated balance sheet or in the notes thereto, except liabilities that are not material and were incurred in the ordinary course of business subsequent to the date of the consolidated balance sheet contained in the Company’s most recently filed Annual Report on Form 10-K.

5.10         Contracts. Except as set forth in Schedule 5.10, neither the Company nor any of its Subsidiaries is, or to the Knowledge of the Company, is alleged to be (nor, to the Company’s Knowledge, is any other party to any Material Contract) in material default under, or in material breach or material violation of, any Material Contract, and no event has occurred which, with the giving of notice or passage of time or both, would constitute a material default by the Company or any other party under any Material Contract. Other than Material Contracts which have terminated or expired in accordance with their terms, each of the Material Contracts is in full force and effect and is a legal, valid and binding obligation of the Company and, to the Knowledge of the Company, the other parties thereto enforceable against the Company and, to the Knowledge of the Company, such other parties in accordance with its terms (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law)).

5.11         Affiliate Transactions. Except as set forth in Schedule 5.11 or Part III, Item 13 of the Company’s most recently filed Annual Report on Form 10-K, any subsequently filed Current Reports on Form 8-K or in connection with the transactions contemplated by the Integration Transaction Documents, there are no transactions between the Company, on the one hand, and any (A) officer or director of the Company or any of its Subsidiaries, (B) to the Knowledge of the Company, record or beneficial owner of five (5) percent or more of the voting securities of the Company or (C) Affiliate or family member of any such officer or director or, to the Knowledge of the Company, record or beneficial owner, on the other hand, except employee benefit plans, executive compensation or director compensation, employment agreements, consulting agreements, indemnification agreements and similar transactions that would be required to be disclosed under Item 404(a) of Regulation S-K. Neither the Company nor any of its Subsidiaries is a guarantor or indemnitor of any indebtedness of any of the persons set forth in the foregoing clause (A) or, to the Knowledge of the Company, clauses (B) through (C).

5.12         Title. The Company and each of its Subsidiaries has good and marketable title to their respective owned properties and assets, and good leasehold title to their respective leasehold estates in leased properties and assets, in each case, subject to no Encumbrances, other than Encumbrances that would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

5.13         Compliance with Law; Permits.

(a)            Neither the Company nor any of its Subsidiaries (i) is in material violation or default of the Charter Documents of the Company or any of its Subsidiaries, (ii) is in violation or default of any Order or any Law, except for such violations and defaults that would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect or (iii) has received, since January 1, 2019, any written notice of, and to the Knowledge of the Company, an investigation or review that is in process or threatened by any Governmental Authority with respect to, any material violation or alleged violation of any Order or Law.

(b)            Except as set forth in Schedule 5.13(b) or as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) the Company and its Subsidiaries hold all Permits necessary for the lawful conduct of their respective businesses as they are presently being conducted, (ii) all Permits are in full force and effect, (iii) the Company and its Subsidiaries are in compliance with the terms of the Permits, (iv) there are no pending or, to the Knowledge of the Company, threatened, modifications, amendments, cancellations, suspensions, limitations, nonrenewals or revocations of any Permit, and (v) there has occurred no event which (whether with notice or lapse of time or both) could reasonably be expected to result in or constitute the basis for such a modification, amendment, cancellation, suspension, limitation, nonrenewal or revocation thereof.

(c)            The Company and its Subsidiaries have established and maintain disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 of the Exchange Act. The system of “disclosure controls and procedures” has been designed to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. The Company and its Subsidiaries have carried out evaluations of the effectiveness of their disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act. The Company is, and has been since January 1, 2019, in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002. The Company has not identified (i) any material weakness in the design or operation of the Company’s internal control or financial reporting, (ii) any significant deficiency in the design or operation of internal control over financial reporting which is reasonably likely to materially affect the Company’s internal control over financial reporting or (iii) any fraud or allegation of fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

5.14         Litigation. Except as set forth in Schedule 5.14, no action, suit, claim, demand, hearing, investigation or other proceeding is pending against the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any officer, director, manager, member, stockholder or employee of any such Person, and none of the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any officer, director, manager, member, stockholder or employee of any such Person, is subject to any outstanding injunction, judgment, order, decree, ruling or charge or, to the Knowledge of the Company, is threatened with being made a party to any action, suit, proceeding, hearing or investigation of, in, or before any Governmental Authority or before any arbitrator which, in all cases, are required to be described in the SEC Reports but are not described as required in the SEC Reports, or that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.15         Intellectual Property. The Company and its Subsidiaries own or have obtained valid and enforceable licenses for, or other legal and valid rights to use, the Intellectual Property necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received from any third party a claim in writing that the Company or any of its Subsidiaries is infringing in any material respect the Intellectual Property rights of any third party.

5.16         Insurance. Schedule 5.16 sets forth a true, correct and complete list of all of the insurance maintained for or on behalf of the Company or any of its Subsidiaries and claims made to date. All premiums with respect to such policies have been paid to the extent due and payable. No written notice of cancellation or termination has been received by the Company or any of its Subsidiaries with respect to any such policies that have not been replaced on substantially similar terms prior to the date of such cancellation or termination.

5.17         Environmental Matters. Since January 1, 2019, the Company and its Subsidiaries have been in compliance in all material respects with all Environmental Laws. To the Knowledge of the Company, there are no locations or premises where Hazardous Materials have been Released such that (A) the Company or any of its Subsidiaries would reasonably be expected to be obligated to remove, remediate or otherwise respond to pursuant to any Environmental Laws or (B) would reasonably be expected to result in a material liability of the Company or any of its Subsidiaries to any Person under any Environmental Laws. There are no Environmental Claims pending, or to the Knowledge of the Company threatened against the Company or any of its Subsidiaries, and there no actions, activities, circumstances, facts, conditions, events or incidents, including the presence of any Hazardous Material, which would be reasonably likely to form the basis of any such material Environmental Claim.

5.18         Company Benefit Plans.

(a)            Schedule 5.18 lists each material Company Benefit Plan, other than any Company Benefit Plan that is terminable at will or provides for an annual base salary of $250,000 or less.

(b)            Neither the Company nor any of its ERISA Affiliates has ever maintained, sponsored, contributed to, or had an obligation to maintain, sponsor or contribute to, or has any liability under or with respect to (i) a “defined benefit plan,” as defined in Section 3(35) of ERISA, (ii) a pension plan subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, (iii) a “multiemployer plan,” as defined in Section 3(37) of ERISA, (iv) a “multiple employer plan” (within the meaning of Section 413 of the Code), (v) a “voluntary employees’ beneficiary association” (within the meaning of Section 501(c)(9) of the Code), (vi) an organization or trust described in Sections 501(c)(17) or 501(c)(20) of the Code or (vii) a “welfare benefits fund” described in Section 419(e) of the Code. No current or former employee, officer, director, consultant or other service provider of the Company or any of its Subsidiaries is or may become entitled under any Company Benefit Plan to receive health, life insurance or other welfare benefits (whether or not insured), beyond their retirement or other termination of service, other than health continuation coverage as required by Section 4980B of the Code or other applicable law.

(c)            Each Company Benefit Plan has been administered in all material respects in accordance with its terms and applicable Law. Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has either received a favorable determination letter from the IRS or may rely on a favorable opinion letter issued by the IRS, and, to the Knowledge of the Company, nothing has occurred since the date of such determination or opinion letter that would reasonably be expected to adversely affect such qualification.

(d)            Except as would not be reasonably likely to result in a Material Adverse Effect, there are no actions, suits, audits or investigations by any Governmental Authority or other claims (except for routine claims for benefits) pending or, to the Knowledge of the Company, threatened, against or involving any Company Benefit Plan.

(e)            Neither the execution and delivery of the Transaction Documents, nor the consummation of the transactions contemplated thereby will (whether alone or upon the occurrence of any additional or further acts or events) (i) result in any payment becoming due to any current or former employee, officer, director or independent contractor of the Company or any Subsidiary thereof or satisfy any prerequisite (whether exclusive or non-exclusive) to any payment or benefit to any current or former employee, director or independent contractor of the Company or any Subsidiary thereof, (ii) increase any benefits under any Company Benefit Plan, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefits under any Company Benefit Plan, or (iv) result in the forgiveness of any indebtedness of any current or former employee, officer, director or independent contractor of the Company or any Subsidiary thereof.

5.19         Labor.

(a)            Neither the Company nor any of its Subsidiaries is a party to any labor or collective bargaining agreement.

(b)            There are no (i) strikes, work stoppages, work slowdowns or lockouts pending or, to the Knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries, or (ii) unfair labor practice charges, grievances or complaints pending or, to the Knowledge of the Company, threatened by or on behalf of any employee or group of employees of the Company or any of its Subsidiaries, except in each case as would not have a Material Adverse Effect.

5.20         Tax Matters. Except as set forth in Schedule 5.20:

(a)            As of the applicable Closing Date, the Company and its Subsidiaries (i) have timely filed all Tax Returns required to be filed (after giving effect to any extensions that have been requested by and granted to such party by the applicable Governmental Authority) and (ii) have paid or caused to be paid on their behalf all Taxes due and owing, other than those that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP, except, in each case, where the failure to so file or pay would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such Tax Returns are true, correct and complete in all material respects. There are no past, current, pending or, to the Knowledge of the Company, threatened audits, claims, or proceedings by any Governmental Authority relating to Taxes of the Company and its Subsidiaries. The Company and its Subsidiaries have not waived any statutes of limitation or agreed to any extension of time with respect to any Tax assessment or deficiency. The Company and its Subsidiaries have not received written notice from any Governmental Authority in a jurisdiction where they do not file Tax Returns claiming that they are subject to Tax in that jurisdiction. Notwithstanding anything herein to the contrary, the Company shall pay all transfer agent fees (including, without limitation, any fees required for same-day processing of any instruction letter delivered by the Company), stamp taxes and other taxes and duties levied in connection with the delivery to the Purchaser other than income and capital gains taxes of the Purchaser that may be incurred in connection with the transactions contemplated hereby.

(b)            The Company and its Subsidiaries have not engaged in any reportable transaction within the meaning of Treasury Regulations Section 1.6011-4(b).

(c)            The Company and each of its Subsidiaries (A) has not entered into any agreement with any Governmental Authority that would impact the amount of Taxes due by it, (B) has never been a member of an affiliated, combined, consolidated or unitary group for purposes of filing any Tax Return (other than a group the common parent of which is the Company) and has no liability for the Taxes of any other Person (1) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), or (2) as a transferee or successor, by contract, or otherwise, and (C) is not a party to, or has any liability under, any Tax sharing, Tax allocation, Tax indemnity, or similar agreement or arrangement.

(d)            The Company is not a United States real property holding corporation within the meaning of Section 897 of the Code.

(e)            The Company is classified as a Subchapter C corporation for U.S. federal tax purposes.

5.21         Investment Company Act. The Company and its Subsidiaries are not and, after giving effect to the transactions contemplated by the Transaction Documents will not be, “investment companies” as that term is defined in, nor is the Company or its Subsidiaries otherwise subject to registration or regulation under, the Investment Company Act of 1940 (the “Investment Company Act”).

5.22         Anti-Corruption; Compliance.

(a)            The Company and its Subsidiaries have conducted their business in compliance with the Anti-Corruption Laws and Obligations to which they may be subject at all times and have instituted and maintained policies and procedures designed to ensure, and which are reasonably expected from companies conducting a business similar to that of the Company and its Subsidiaries to continue to ensure, continued compliance therewith.

(b)            None of the assets, permits, regulatory authorizations or properties of the Company or its Subsidiaries have been acquired pursuant to a transaction that has involved directly or indirectly an illegal payment to a Public Official or represents the proceeds of any illegal activity.

(c)            The Company’s and its Subsidiaries’ activities are and have been conducted at all times in compliance with financial recordkeeping and reporting requirements of the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority.

(d)            Any contract, license, concession or other asset contributed to the Company or its Subsidiaries has been procured in compliance with the Anti-Corruption Laws and Obligations.

(e)            As of each Closing Date, there is no pending proceeding, and no entity has threatened to commence any anti-corruption or money-laundering investigation or proceeding against the Company, its Subsidiaries or any director or officer thereof (in their capacity as such), respectively, that challenges, or would reasonably be expected to have the effect of making illegal, restraining, enjoining or otherwise prohibiting or preventing the transactions contemplated by the Transaction Documents, the Voting Agreements or the Integrated Transaction Documents.

(f)             Each of the Company and its Subsidiaries complies and has complied with the applicable Anti-Corruption Laws and Obligations applicable thereto.

(g)            None of the transactions contemplated hereby will violate (i) any Sanctions, or (ii) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, Public Law 107-56 (October 26, 2001). The Company and its Subsidiaries are in compliance with Sanctions in all material respects. There are no pending or threatened claims or legal actions, or investigations by any Governmental Authority, of or against the Company or any Subsidiary, nor are there any judgments imposed (or threatened to be imposed) upon the Company or any Subsidiary by or before any Governmental Authority, in each case, in connection with any alleged violation of Sanctions. Neither the Purchase Price nor any other proceeds received by the Company hereunder will be used in any dealings or transactions with any Sanctioned Person or in any manner that will result in a violation of Sanctions. The Company has not violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act 2010 or similar laws.

5.23         Broker; Fees. Neither the Company nor any of its Subsidiaries has employed any broker or finder, or incurred any liability for any brokerage or finders’ fees or any similar fees or commissions for which the Purchaser will be liable in connection with the execution of the Transaction Documents and the consummation of the transactions contemplated thereby.

5.24         No Manipulation. Neither the Company nor any of its Affiliates has taken any action which is designed to cause or result, under the Exchange Act or otherwise, in stabilization or manipulation of the price of any security of the Company in connection with the offering of the Shares.

5.25         Listing. The Company is in compliance with the requirements of the NASDAQ for continued listing of the Common Stock thereon and has not received any notification that the NASDAQ is contemplating terminating such listing. The issuance and sale of the Shares hereunder does not contravene the rules of the NASDAQ.

5.26         No Anti-Takeover Provisions. Except as set forth on Schedule 5.26, the Company is not party to any stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan. No “control share acquisition,” “fair price,” “moratorium,” “business combination” or other anti-takeover Law or any similar provisions in the Charter Documents of the Company is applicable to, or, at each Closing will be applicable to, this Agreement or any other documents related to the transactions contemplated by this Agreement.

5.27         CFIUS. Neither the Company nor any of its Affiliates (i) produces, designs, tests, manufactures, or develops “critical technologies” or (ii) maintains or collects, directly or indirectly, sensitive personal data of U.S. citizens, in each case, within the meaning of section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof administered by the Committee on Foreign Investment in the United States.

5.28         No Material Adverse Effect. Since the date of the latest audited financial statements included within the SEC Reports, except as specifically disclosed in a subsequent SEC Report filed prior to the Closing Date, there has been no event, occurrence or development that has had or that could reasonably be expected to have a Material Adverse Effect.

Section 6.                REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. The Purchaser represents and warrants to the Company as of the date hereof and each Closing Date (except for representations and warranties that are made as of a specific date, which are made only as of such date), as follows:

6.1           Organization and Qualification. The Purchaser has been duly organized and is validly existing and, except as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, is in good standing under the laws of its jurisdiction of organization, with the requisite power and authority to own its properties and conduct its business as currently conducted.

6.2           Authorization; Enforcement; Validity. The Purchaser has all necessary corporate, limited liability company or equivalent power and authority to enter into the Transaction Documents and to carry out, or cause to be carried out, its obligations thereunder in accordance with the terms hereof. The execution and delivery by the Purchaser of the Transaction Documents and the performance by the Purchaser of its obligations thereunder have been duly authorized by all requisite action on the part of the Purchaser, and no other action on the part of the Purchaser is necessary to authorize the execution and delivery by the Purchaser of the Transaction Documents or the consummation of the transactions contemplated by the Transaction Documents. The Transaction Documents have been duly executed and delivered by the Purchaser, and assuming due authorization, execution and delivery by the Company, the Transaction Documents constitute the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally and subject to general principles of equity.

6.3           No Conflicts. The execution, delivery, and performance by the Purchaser of the Transaction Documents do not and will not (a) violate any provision of the organizational documents of the Purchaser; (b) conflict with or violate any Law or Order applicable to the Purchaser or any of its respective assets or properties; or (c) violate, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Purchaser is a party or to which any of its assets or properties are subject, or result in the creation of any Encumbrance on any of its assets or properties, except, in the case of clauses (b) and (c), for any such conflict, violation, breach or default that would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

6.4           Consents and Approvals. The execution, delivery and performance by the Purchaser of the Transaction Documents do not require the Purchaser to obtain any consent, approval, authorization or other Order of, action by, filing with or notification to, any Governmental Authority or any other Person under any of the terms, conditions or provisions of any Law or Order applicable to the Purchaser or by which any of its assets or properties may be bound, any contract to which the Purchaser is a party or by which the Purchaser may be bound, except for any consent, approval, authorization or other Order of, action by, filing with or notification to, any Governmental Authority or any other Person under any of the terms, conditions or provisions of any Law or Order applicable to the Purchaser that, if not made or obtained, would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect with respect to the Purchaser.

6.5           Purchaser Representations.

(a)            The Purchaser is either (A) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (B) an “institutional” accredited investor within the meaning of Rule 501(a)(1), (2), (3), (7) or (8) under the Securities Act, in each case, satisfying the applicable requirements set forth on Schedule II hereto, (C) a non-U.S. person under Regulation S under the Securities Act, or (D) the foreign equivalent of (A) or (B) above. The Purchaser has completed information in the form of Schedule II hereto following the signature pages hereto and the information contained therein is accurate and complete.

(b)            Any securities of the Company acquired by the Purchaser under the Transaction Documents will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act.

(c)            The Purchaser acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by the Company or any of its Affiliates, or any of their respective control persons, officers, directors, employees, partners, agents or representatives other than the statements, representations and warranties of the Company expressly contained in this Agreement or in the Company’s and its Subsidiaries’ SEC Reports, in making its investment or decision to purchase the shares of Common Stock hereunder.

6.6           Sufficient Funds. The Purchaser has or will have at each Closing sufficient assets and the financial capacity to perform all of its obligations under the Transaction Documents, including the ability to fully fund the Purchase Price for the applicable Shares at such Closing.

6.7           Reliance on Exemptions. The Purchaser understands that the Shares are being offered and sold to it in reliance upon specific exemptions from the registration requirements of United States federal and state securities Laws and that the Company is relying upon the truth and accuracy of, and the Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of the Purchaser to acquire the Common Stock offered hereunder.

6.8           Restricted Securities. The Purchaser understands that the Shares offered hereunder have not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act. The Purchaser understands that the Shares are characterized as “restricted securities” under applicable U.S. federal and state securities Laws and that, pursuant to these Laws, the Purchaser must hold the Shares indefinitely unless the resale of the Shares is subsequently registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Purchaser understands that no representation has been made as to the availability of any exemption under the Securities Act for the reoffer, resale, pledge or transfer of the Shares offered hereunder.

6.9           Restrictive Legend. The Purchaser understands that any certificates or book entries evidencing the Shares may bear the following or substantially similar legends, reflecting the restricted nature of the Shares which the Purchaser has agreed in the Transaction Documents:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF UNLESS (I) SOLD PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT, (II) SOLD OR ELIGIBLE TO BE SOLD PURSUANT TO RULE 144 OF SAID ACT, (III) PURSUANT TO ANOTHER APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SAID ACT, OR (IV) AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT IS PROVIDED TO THE COMPANY. THE SECURITIES REPRESENTED HEREBY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY SUCH SECURITIES.

Purchaser may request that the Company remove any legend from the book-entry position evidencing the Shares following the earliest of such time as such Shares (i) have been or are about to be sold or transferred pursuant to an effective registration statement under the Securities Act, (ii) have been or are about to be sold pursuant to Rule 144 or (iii) are eligible for resale under Rule 144(b)(1) or any successor provision without the requirement for the Company to be in compliance with the current public information requirement under Rule 144 and without volume or manner of sale restrictions applicable to the sale or transfer of such Shares or eligible for resale pursuant to an effective registration statement under the Securities Act. If restrictive legends are no longer required for such Shares pursuant to the foregoing, the Company shall, within two (2) Business Days of any request therefor from Purchaser, deliver to the Transfer Agent, in the case of a request pursuant to clause (i) or clause (ii) of the foregoing sentence, irrevocable instructions that the transfer agent shall make a new, un-legended entry for such book-entry shares or, in the case of a request pursuant to clause (iii) of the foregoing sentence, instructions enabling Purchaser to remove the restrictive legend from such shares in connection with any sale thereof upon Purchaser’s request. The Company shall be responsible for the fees of its Transfer Agent, all DTC fees associated with such issuance, and the cost of any opinion of counsel related thereto.

6.10         Broker; Fees. The Purchaser has not employed any broker or finder or incurred any liability for any brokerage or finders’ fees or any similar fees or commissions in connection with the transactions contemplated by the Transaction Documents for which the Company or any of its Subsidiaries is liable.

6.11         Sanctions. No part of the proceeds used by the Purchaser to fund the Purchase Price for the Shares has been or shall be (A) directly or indirectly derived from, or related to, activity that violates Sanctions, or (B) blocked, or otherwise subject to blocking, under any order, law, or regulation administered or enforced by OFAC.

Section 7.                TERMINATION. This Agreement may be terminated (1) at any time by the mutual written consent of the Purchaser and the Company, (2) by Purchaser by written notice to the Company if the Second Closing has not occurred by the 90th day after the Effective Date, (3) by either Party by written notice to the other if the Third Closing has not occurred by the 180th day after the Effective Date, except in the event that such failure to close results solely from a failure to obtain Stockholder Approval, (4) in the event that Third Closing has not occurred by the 180th day after the Effective Date as a result of the Company’s failure to obtain Stockholder Approval, by the Purchaser by written notice to the Company, and (5) by either the Company or the Purchaser, upon written notice to the other, in the event that any court or other Governmental Authority of competent jurisdiction shall have issued an order, decree, ruling or Law restraining, enjoining or otherwise prohibiting the actions contemplated hereby and such order, decree, ruling or Law shall have become final and nonappealable; provided, that such rights of termination shall not be available to any Party if the failure of such Party to perform or comply with its obligations under this Agreement has been the primary cause of, or has primarily resulted in, the issuance of such order, decree, ruling or action or the failure to complete the applicable Closing by such time. No termination of this Agreement will affect the right of any Party to sue for any breach by the other Party or any fraud arising prior to such termination.

Section 8.                ADDITIONAL COVENANTS.

8.1           Further Assurances. Each Party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other Party may reasonably request to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby; in each case, in accordance with the terms of this Agreement.

8.2           Use of Proceeds. The Company shall use the proceeds from the transactions contemplated by this Agreement for the advancement of natural gas liquefaction and liquefied natural gas export facilities and carbon capture and storage projects, which shall include repayment of conventional indebtedness for borrowed money (including non-convertible bonds, notes or loans) previously incurred for such purposes and general and administrative expenses related to the foregoing.

8.3           Expenses. Except as otherwise provided elsewhere in this Agreement, the Registration Rights Agreement and the Purchaser Rights Agreement, each Party shall bear all of its own expenses in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of its agents, representatives, counsel and accountants.

8.4           No Integration. The Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that will be integrated with the sale of Shares hereunder in a manner that would require the registration under the Securities Act of the sale of the Shares to the Purchaser, or that will be integrated with the sale of Shares to the Purchaser for purposes of the rules and regulations of any trading market such that it would require stockholder approval prior to the closing of such other transaction, unless stockholder approval is obtained before the closing of such subsequent transaction.

8.5           Stockholder Approval. As soon as practicable following the Second Closing, the Company shall provide each stockholder entitled to vote at a special meeting of stockholders of the Company (the “Stockholder Meeting”), which Stockholder Meeting shall be promptly called and held no later than 180 days after the Effective Date, a proxy statement meeting the requirements of Section 14 of the Exchange Act (the “Proxy Statement”) soliciting each such stockholder’s affirmative vote at the Stockholder Meeting for the Stockholder Approval, and the Company shall use its reasonable best efforts to solicit the Stockholder Approval and to cause the Board of Directors to recommend to stockholders that they provide the Stockholder Approval. The Company shall use reasonable best efforts to obtain the Stockholder Approval within 180 days of the Effective Date (the “Stockholder Approval Deadline”). The Company shall keep the Purchaser apprised of the status of matters relating to the Proxy Statement and the Stockholder Meeting, including promptly furnishing the Purchaser and its counsel with copies of notices or other communications related to the Proxy Statement, the Stockholder Meeting or the transactions contemplated hereby received by the Company from the SEC or the NASDAQ. If, despite the Company’s reasonable best efforts, Stockholder Approval is not obtained for all matters on our prior to the Stockholder Approval Deadline, the Company shall cause an additional Stockholder Meeting to be held every three months thereafter until such Stockholder Approval is obtained.

8.6           Interim Operating Covenants. From the Effective Date until the Third Closing, except (w) as required or permitted by this Agreement, (x) as required by any applicable Law, judgment or order or as to comply with any notice, directive, guideline or recommendation from a Governmental Authority, (y) in connection with the transactions contemplated by the Integrated Transaction Documents, including the schedules thereto, or (z) as consented to in writing by Purchaser (which consent shall not be unreasonably conditioned, withheld or delayed), the Company shall, and shall cause its Subsidiaries to, use their commercially reasonable efforts to operate their businesses in all material respects in the ordinary course of business and the Company shall not, and shall not permit any of its Subsidiaries to:

a.	amend the Charter Documents of the Company or the Voting Agreements;

b.	authorize or adopt, or publicly propose, a plan or agreement of complete or partial liquidation or dissolution of the Company;

c.	other than the authorization and issuance of the Shares to the Purchaser and the consummation of the other transactions contemplated by this Agreement, issue, sell or grant any shares of its capital stock or other equity or voting interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock or other equity or voting interests, or any rights, warrants or options to purchase any shares of its capital stock or other equity or voting interests; provided, that the Company may issue or grant shares of Common Stock or other securities in the ordinary course of business (i) under Company stock plans in effect on the Effective Date and described in the SEC Reports and (ii) pursuant to equity awards or obligations outstanding on the Effective Date or granted after the Effective Date in accordance with clause (i) and not otherwise in violation of this Agreement;

d.	establish a record date for, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or other equity or voting interests, except for (i) any dividend or distribution by a wholly owned Subsidiary of the Company to the Company or any wholly owned Subsidiary of the Company and (ii) regular PIK Dividends in accordance with the terms of the Company’s outstanding preferred stock;

e.	split, combine, subdivide or reclassify any shares of its capital stock or other equity or voting interests;

f.	assume, guarantee, or issue new indebtedness or make loans, advances or capital contributions in excess of $50.0 million in the aggregate, other than (i) borrowings under the existing credit facilities described in the SEC Reports, (ii) intercompany loans, advances or capital contributions between the Company and any of its Subsidiaries or between any Subsidiaries of the Company, (iii) indebtedness or guarantees thereof incurred in the ordinary course of business and consistent with past practice, (iv) indebtedness or guarantees incurred by Rio Grande LNG, LLC, (v) indebtedness or guarantees, in an aggregate amount (together with any refinancing thereof) of $80.0 million, incurred by a Subsidiary of the Company that is secured by the membership interests of Rio Grande Intermediate Super Holdings, LLC and (vi) indebtedness or guarantees thereof incurred by the Company or its Subsidiaries the net proceeds of which are applied (whether on or after the date on which the indebtedness is incurred) to repurchase, redeem, repay or refinance (including by way of an exchange offer, tender offer or other liability management transaction) indebtedness of the Company or its Subsidiaries existing on the date hereof; provided that the Company shall not, and shall not permit any of its Subsidiaries to, assume, guarantee, or issue new indebtedness that, by its terms, would be convertible into, or exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock or other equity or voting interests, or any rights, warrants or options to purchase any shares of its capital stock or other equity or voting interests;

g.	redeem, purchase or otherwise acquire any of its outstanding shares of capital stock or other equity or voting interests, or any rights, warrants or options to acquire any shares of its capital stock or other equity or voting interests (other than (i) pursuant to the cashless exercise of equity awards under Company stock plans described in the SEC Reports, (ii) the forfeiture or withholding of taxes with respect to or pursuant to other binding obligations on the date hereof and (iii) cash delivered in lieu of fractional shares in connection with the conversion of the Company’s preferred stock);

h.	make any material change in the Company’s or its Subsidiaries’ financial accounting principles, except as required by changes in GAAP (or any interpretation thereof) or in applicable Law or by any Governmental Authority; or

i.	authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

8.7           Regulatory Covenants.

(a)            The Parties will each cooperate reasonably with one another in connection with resolving any inquiry or investigation by any Governmental Authority relating to the transactions contemplated hereby. To the extent permitted under applicable Law and by the applicable Governmental Authorities, the Parties shall (a) provide each other reasonable advance written notice of any meetings or telephone conferences with a Governmental Authority relating to the transactions contemplated hereby, and (b) if permitted by Law, permit each other to attend and participate in those meetings and telephone conferences. Each Party shall (i) provide the other with reasonable opportunity to review and comment on any written submissions, and shall consider comments in good faith, and (ii) keep the other Party reasonably apprised of the status of any communications with, and any inquiries or requests for information from, any Governmental Authority, regardless of whether such other Party declines to participate in any meetings or telephone conferences; provided, that neither Party will be obligated to disclose to the other Party any commercially sensitive or privileged information, and to the extent the Parties agree to share information of this nature, such exchange and review will be limited to the Parties’ outside counsel only. Notwithstanding any provision to the contrary set forth in this Agreement, nothing in this Agreement will require either Party or any of its Affiliates to disclose to the other Party or any of its Affiliates any information that is subject to obligations of confidentiality or non-use owed to third parties.

(b)            Notwithstanding anything to the contrary in this Agreement, the term “reasonable efforts” as used in this Section 8.7 does not require that either Party (a) offer, negotiate, commit to, or effect, by consent decree, hold separate order, trust, or otherwise, the sale, divestiture, license, or other disposition of any capital stock, assets, rights, products or businesses of such Party or any of its Affiliates, (b) agree to any restriction on the activities of such Party or any of its Affiliates, or (c) pay any material amount, or take any other action to prevent, effect the dissolution of, vacate, or lift any decree, order, judgment, injunction, temporary restraining order, or other order in any suit, or proceeding that would otherwise have the effect of preventing or delaying any of the transactions contemplated by this Agreement.

8.8           United States Real Property Holding Corporation. The Company shall use commercially reasonable efforts, within sixty (60) days after the close of each calendar year, to determine if the Company is, or was at any point during such year, a United States real property holding corporation within the meaning of Section 897 of the Code. If the Company determines that it is or was a United States real property holding corporation pursuant to such determination, or otherwise at any time the Company has actual knowledge that the Company has become a United States real property holding corporation, the Company will promptly notify the Purchaser of the same.

8.9           NASDAQ. If, at any time prior to the Third Closing, NASDAQ delivers notice to any of the Parties that the issuance of the Shares to the Purchaser contemplated hereby will violate any NASDAQ rule, the Parties hereby agree and acknowledge that the structure of the investment under this Agreement by the Purchaser and/or the issuance by the Company of the Shares, as applicable, shall be amended in a manner mutually agreeable to the Parties prior to the Third Closing to the extent necessary under the applicable NASDAQ rule; provided, in no event shall such requirement to restructure such investment by Purchaser obligate the Purchaser in any manner whatsoever to agree to any such amendment or revision that would, in Purchaser’s sole discretion, adversely affect or otherwise reduce, diminish or remove (i) any of the economic benefits contemplated by the Transaction Documents or (ii) any rights or privileges contemplated to be bestowed upon or otherwise enjoyed by the Purchaser upon the issuance of Shares to pursuant to this Agreement.

8.10         Action under Voting Agreements. The Company shall take all action required to be taken by it pursuant to the Voting Agreements in accordance with the terms thereof.

Section 9.                INDEMNIFICATION. The Company agrees to indemnify, defend and hold harmless the Indemnified Parties from and against any and all claims, damages, losses, liabilities, actions, suits, proceedings and expenses (including fees and disbursements of external counsel), that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of the Transaction Documents (including as a result of any breach or inaccuracy of any representation, warranty or covenant of the Company therein), or any claim, litigation, investigation, inquiry or proceeding relating to the foregoing, and the Company shall promptly reimburse each Indemnified Party upon demand for reasonable and documented fees and expenses of counsel (which, so long as there are no conflicts among such Indemnified Parties, shall be limited to one law firm serving as counsel for the Indemnified Parties) and other expenses incurred by it in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any lawsuit, investigation, claim or other proceeding relating to the foregoing, except to the extent such claim, damage, loss, liability, or expense results from such Indemnified Party’s bad faith, actual fraud, gross negligence, or willful misconduct. No Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Company, for or in connection with the transactions contemplated hereby, except to the extent such liability results from such Indemnified Party’s bad faith, actual fraud, gross negligence or willful misconduct. In no event, however, shall the Company or any Indemnified Party be liable on any theory of liability for any special, indirect, consequential, punitive or exemplary damages. Without the prior written consent of any Indemnified Parties, the Company agrees that it will not enter into any settlement of any lawsuit, claim or other proceeding arising out of this Agreement or the transactions contemplated hereby, unless such settlement (i) includes an explicit and unconditional release from the party bringing such lawsuit, claim or other proceeding of such Indemnified Party and (ii) does not include a statement as to or an admission of fault, culpability, or a failure to act by or on behalf of such Indemnified Party. No Indemnified Party shall be liable for any damages arising from the use by unauthorized persons of any information made available to the Indemnified Parties by or on behalf of the Company or its representatives through electronic, telecommunications or other information transmission systems that is intercepted by such persons. No Indemnified Party shall settle any lawsuit, claim, or other proceeding arising out of this Agreement or the transactions contemplated hereby without the prior written consent of the Company (such consent not to be unreasonably withheld or delayed). Notwithstanding the foregoing, an Indemnified Party shall be entitled to no indemnification by the Company for any claim, damage, loss, liability, or expense incurred by or asserted or awarded against such Indemnified Party for (x) any willful violation of Law by such Indemnified Party, or (y) to the extent that a claim, damage, loss, liability or expense is attributable to a Purchaser’s breach of any of the representations, warranties, covenants or agreements made by the Purchaser in this Agreement.

Section 10.              MISCELLANEOUS.

10.1         Payments. All payments made by or on behalf of the Company or any of their Affiliates to the Purchaser or its assigns, successors or designees pursuant to this Agreement shall be without withholding, set-off, counterclaim or deduction of any kind.

10.2         Arm’s Length Transaction. The Company acknowledges and agrees that (i) each Common Stock Equity Offering and any other transactions described in this Agreement are an arm’s-length commercial transaction between the Parties, (ii) the Purchaser has not assumed nor will it assume an advisory or fiduciary responsibility in the Company’s favor with respect to any of the transactions contemplated by this Agreement or the process leading thereto, and the Purchaser has no obligation to the Company with respect to the transactions contemplated by this Agreement except those obligations expressly set forth in this Agreement or the Transaction Documents to which it is a party, (iii) any advice given by the Purchaser or any of its representatives or agents in connection with each Common Stock Equity Offering or any other transactions described in this Agreement is merely incidental to the Purchaser’s purchase of the Shares, and (iv) the Company’s decision to enter into the Transaction Documents has been based solely on the independent evaluation by the Company and its representatives.

10.3         Survival. The representations, warranties, covenants, agreements and obligations of the Parties shall survive the Closings as follows (each such survival period, a “Survival Period”): (i) except for Fundamental Representations and the Tax Representations, the representations and warranties made by each Party in this Agreement shall survive Closings until the expiration of any statute of limitations under applicable Law; (ii) Fundamental Representations shall survive the Closings until the expiration of any statute of limitations under applicable Law; (iii) Tax Representations shall survive the Closings for the full period of all applicable statutes of limitations related thereto (after giving effect to any waiver or extension thereof), and (iv) the covenants, agreements, obligations and other undertakings of the Parties shall survive the Closings until fully performed in accordance with their terms. All liability of the Company with respect to the representations, warranties, covenants, agreements and obligations hereunder shall be extinguished at the end of the applicable Survival Period, except to the extent that notice of an alleged breach of such representations, warranties, covenants, agreements or obligations has been provided before such date; provided that if notice is given prior to the expiration of the applicable Survival Period, the claim with respect to such representation, warranty, covenant, agreement or obligation shall continue until finally resolved.

10.4         No Waiver of Rights. All waivers hereunder must be made in writing and executed by the party against whom enforcement of such waiver is sought, and the failure of any Party at any time to require another Party’s performance of any obligation under this Agreement shall not affect the right subsequently to require performance of that obligation. Any waiver of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision or a waiver or modification of any other provision.

10.5         Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to be given (a) when delivered if personally delivered to the party for whom it is intended, (b) when delivered, if sent by electronic mail (provided that notice shall not be considered given if the sender receives an automatic system-generated response that such e-mail was undeliverable) in during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) three (3) Business Days after having been sent by certified or registered mail, return-receipt requested and postage prepaid, or (d) one (1) Business Day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt to the respective Parties at the following addresses (or at such other address for any Party as shall be specified by such Party in a notice given in accordance with this Section 10.5).

(a)            If to the Company, to:

 NextDecade Corporation

 1000 Louisiana Street, Suite 3900

 Houston, Texas 77002

 Attention:              Vera de Gyarfas, General Counsel

[***]

With a copy (which shall not constitute notice to the Company) to:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Attention:                Ryan Maierson

[***]

(b)            If to the Purchaser, to the address set forth across from the name of the Purchaser on Exhibit E.

Any of the foregoing addresses may be changed by giving notice of such change in the foregoing manner, except that notices for changes of address shall be effective only upon receipt.

10.6         Headings. The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

10.7         Severability. If any term or other provision of this Agreement is invalid, illegal, void, or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

10.8         Entire Agreement. This Agreement and the agreements and documents, exhibits and schedules referenced herein constitute the entire agreement of the Parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, between the Parties with respect to the subject matter hereof, which the parties acknowledge have been merged into such agreements documents, exhibits and schedules.

10.9         Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by either Party (whether by operation of law or otherwise) without the prior written consent of the other Party, provided that Purchaser may transfer or assign all or a portion of its rights and obligations under this Agreement to any Affiliate, provided that Purchaser shall ensure compliance by such Affiliate of its obligations under this Agreement and nothing herein shall relieve Purchaser of liability in respect thereof in the event of any failure by such Affiliate in respect of such obligations. Any transfer that is made in violation of the immediately preceding sentence shall be null and void ab initio, and the Company shall have the right to enforce the voiding of such transfer.

10.10       No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns and, except as expressly set forth in Section 10, nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever.

10.11       Amendment. This Agreement may not be altered, amended, or modified except by a written instrument executed by or on behalf of the Company and the Purchaser, provided that any rights (but not obligations) of a Party under this Agreement may be waived, in whole or in part, by such Party.

10.12       Governing Law. This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of New York.

10.13       Dispute Resolution.

(a)            In the event of any dispute arising out of, relating to or in connection with this Agreement (a “Dispute”), either Party may provide notice thereof to the other Party (a “Dispute Notice”). In the event of any Dispute, the Parties will meet and negotiate in good faith to resolve the Dispute.

(b)            If the Parties have failed to resolve such Dispute within thirty days after receipt of the Dispute Notice, such Dispute shall be exclusively and definitively resolved in accordance with the Rules of Arbitration of the International Chamber of Commerce (the “ICC Arbitration Rules”) by three (3) arbitrators appointed in accordance with said ICC Arbitration Rules. The Arbitration shall be final and binding upon the Parties.

(c)            Prior to the constitution of the arbitral tribunal, either Party may apply for interim measures of protection (including injunctions, attachments and conservation orders) to any court of competent jurisdiction or to an Emergency Arbitrator as provided (and defined) in the ICC Arbitration Rules. Once constituted, the arbitral tribunal (or in an emergency the presiding arbitrator acting alone if one or more of the other arbitrators is unable to be involved in a timely fashion) shall have exclusive jurisdiction to grant interim measures in appropriate circumstances. Hearings on requests for interim measures may be held in person, by telephone, by video conference or by other means that permit the parties to the Dispute to present evidence and arguments. Unless an arbitration tribunal or a court has ordered otherwise by way of provisional or interim orders, the Parties shall continue to perform their respective obligations under this Agreement pending conclusion of any such arbitration.

(d)            The place of the arbitration will be Houston, Texas.

(e)            The language of the arbitration will be English and the arbitrators’ decision shall be drawn up in English.

10.14       WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY). NO PARTY HERETO OR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.14.

10.15       Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.

10.16       Counterparts. This Agreement may be executed and delivered (including by facsimile or electronic transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Signatures of the Parties transmitted by electronic mail shall be deemed to be their original signatures for all purposes.

10.17       Remedies. Each Party acknowledges that, in view of the uniqueness of the securities referenced herein and the transactions contemplated by this Agreement, the other Parties would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed in accordance with its terms, and therefore agrees that, in addition to being entitled to exercise all rights granted by Law and under this Agreement, including recovery of damages, the other Parties shall be entitled to specific performance and injunctive or other equitable relief, without the necessity of proving the inadequacy of monetary damages as a remedy.

10.18       Mutual Compliance Certifications and Covenants.

(a)            With respect to the transactions and/or activities covered by the Transaction Documents and the Integrated Transaction Documents, each Party certifies that (i) it has not made, offered or authorized (and undertakes not to make, offer or authorize) any payment, gift, promise or other benefit, directly or knowingly indirectly, to any Person (including its Affiliates and/or the directors and officers of such Party or its Affiliates), for the purposes of bribery, or for the use or benefit of a Public Official, political party or any other Person when such payments, gifts, promises or benefits would be violation of the Anti-Corruption Laws and Obligations and more generally it has not taken any action that would otherwise constitute a violation of the Anti-Corruption Laws and Obligations, (ii) is not, to the best of its knowledge after due inquiry, included, implicated, or involved in any investigation related to the Anti-Corruption Laws and Obligations currently being conducted by any Governmental Authority, and (iii) it has kept accurate financial records that fairly and accurately reflect its financial transactions relating to the activities contemplated in this Agreement and in accordance with the accounting principles applicable to such Party.

(b)            If a Party becomes aware of any investigation or proceedings formally initiated by a public authority and relating to any alleged violation of the applicable Anti-Corruption Laws and Obligations by any of the other Parties or its Affiliates, or one of their directors, officers, employees, or by any of the Company or its Subsidiaries or one of their directors, officers, employees, or by a supplier of such parties or their Affiliates, or by any other third party, in each case in relation to the transactions or activities covered by the Transaction Documents or the Integrated Transaction Documents, such Party shall, as soon as reasonably practicable, notify the other Parties thereof. Such Party shall take reasonable steps to keep the other Parties informed of the progress and status of such investigation or proceedings, unless such Party is unable to disclose information to the other Parties on the grounds that it is deemed to be legally protected.

(c)            None of the Parties is authorized in any way whatsoever to undertake on behalf of another Party any action which may result in recording assets, undertakings or any other transaction inaccurately or inadequately in violation of applicable Anti-Corruption Laws and Obligations, or which may render such Party liable for violations of its obligations under the Anti-Corruption Laws and Obligations.

(d)            In the event that any Party obtains information indicating that an individual holding more than a five percent (5%) direct or indirect ownership interest in such Party or a Controlling interest in such Party, is or has become a Public Official in the United States of America, then such Party shall (i) subject to any Government Rules restricting disclosure of such information, promptly notify the other Parties that such individual is or has become a Public Official, and (ii) take all reasonable efforts to ensure that such individual refrains from participating, in his or her capacity as a Public Official, in any decision on behalf of such Party under this Agreement or the other agreements referenced herein.

(e)            The Parties must perform the Transaction Documents and the Integrated Transaction Documents in compliance with all Sanctions that apply to the Parties. None of the Parties shall be obliged to perform any obligation under the Transaction Documents or the Integrated Transaction Documents if this would not be compliant with, in violation of, inconsistent with, or expose a Party to punitive measures under the Sanctions. In this event, such party (the “Affected Party”) shall, as soon as reasonably practicable give written notice to the other Parties of its inability to perform. Once such notice has been given the Affected Party may either: (i) suspend the performance of the affected obligation under the applicable Transaction Document or Integrated Transaction Documents until the Affected Party may lawfully discharge such obligation or; (ii) terminate the affected Transaction Document or Integrated Transaction Documents where the Affected Party may not lawfully discharge such obligation.

(f)             As of the date hereof, each Party represents and warrants to the other Parties that neither it, nor any of its officers, and the Company further represents and warrants that none of the Company’s Subsidiaries, nor any of their respective officers: (i) have been convicted of any offense involving adverse human rights impacts; and (ii) have been, or is, the subject of any investigation, inquiry or enforcement proceedings by any Governmental Authority regarding any offense or alleged offense of, or in connection with, an adverse human rights impact.

10.19       Rules of Construction. All definitions set forth in this Agreement are deemed applicable whether the words defined are used in this Agreement in the singular or in the plural, and correlative forms of defined terms have corresponding meanings. The term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Section, subsection, clause, schedule, annex and exhibit references are to this Agreement unless otherwise specified. Any reference to this Agreement shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, and supplements thereto and thereof, as applicable. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms.

[No further text appears; signature pages follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

NEXTDECADE CORPORATION

By:	/s/ Matthew Schatzman
Name: Matthew Schatzman
Title: Chief Executive Officer

Signature Page to Common Stock Purchase Agreement

PURCHASER

GLOBAL LNG NORTH AMERICA CORP.

By:	/s/ Eric Festa
Name: Eric Festa
Title: Director

Signature Page to Common Stock Purchase Agreement

Exhibit A

REGISTRATION RIGHTS AGREEMENT

Exhibit B

PURCHASER RIGHTS AGREEMENT

Exhibit C

VOTING AGREEMENT

EXHIBIT D

COMPANY OUTSIDE COUNSEL OPINION

Exhibit E

PURCHASER NOTICE ADDRESS

Global LNG North America Corp., a Delaware corporation

1201 Louisiana Street,

Suite 1400

Houston, Texas 77002

Attention:               Thomas MAURISSE, SVP LNG

[***]

With a copy (which shall not constitute notice) to:

Jones Day

717 Texas

Suite 3300

Houston, Texas 77002-2712

Attention:               Jeff A. Schlegel and Peter E. Devlin

[***]